UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2011
NCI, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51579	20-3211574

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA	20190

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 707-6900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On August 3, 2011, NCI, Inc. announced its financial results for the second quarter of 2011 and earnings guidance for the third quarter and full year 2011. A copy of the August 3, 2011 press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 3, 2011, the Company issued a press release to announce changes to its executive management team.
Terry W. Glasgow announces retirement
(b) On August 1, 2011, Mr. Terry W. Glasgow, announced his retirement as our President effective December 31, 2011. Mr. Glasgow will remain a non-paid member of our Board of Directors. In addition to Mr. Glasgow remaining on the Board of Directors, the company will execute a consulting agreement whereby Mr. Glasgow will provide consulting services as needed at a fixed rate of $10,000 per month for a period of one year effective January 1, 2012. Mr. Glasgow is eligible for an additional bonus upon award of certain customer contracts. Mr. Glasgow will receive an option award of 30,000 options to purchase NCI stock at the fair market value on the date of grant and an award of 30,000 shares of restricted stock. Both grants vest in four equal annual installments beginning on the date of grant.
Brian J. Clark named new President and member of the Board of Directors
(c) On August 1, 2011, Mr. Brian J. Clark was named our President effective January 1, 2012. Mr. Clark will remain our Executive Vice President and Chief Financial Officer until his successor is named.
(d) Mr. Clark was named a member of our Board of Directors effective January 1, 2012. Mr. Clark will not receive any additional compensation as a member of the Board of Directors and will not be a member of any Committee of the Board.
Marco de Vito named Chief Operating Officer
(c) On August 1, 2011, Mr. Marco F. de Vito, age 56, was named Chief Operating Officer. Since May 2011, Mr. de Vito has served as our Senior Vice President of Corporate Development. From 2009 until joining NCI, Mr. de Vito was the Chief Operating Officer at CRGT, a $100 million systems integrator. From 1991 until 2009, Mr. de Vito worked for Computer Sciences Corporation in various roles, lastly as the Vice President and General Manager of the Joint Defense Integrated Solutions unit from 1996 until 2009.
As is the case with the Company’s other executive officers, Mr. de Vito will not be subject to an employment agreement. Mr. de Vito receives a salary of $300,000 per year and will be eligible for an annual cash bonus for 2011 performance, the amount of which will be dependent upon the achievement of certain target performance goals to be established by the Company’s Compensation Committee. The bonus amount at target will be 60% of his pro rated base salary ($180,000) for 2011.
Upon joining the Company in May 9, 2011, Mr. de Vito received an option award of 35,000 options to purchase NCI stock at the fair market value on the date of grant. The grant vests in four equal annual installments beginning on the date of grant.
Item 7.01 Regulation FD Disclosure
On August 3, 2011, NCI, Inc. announced its financial results for the second quarter of 2011 and earnings guidance for the third quarter and full year 2011. A copy of the August 3, 2011 press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	NCI, Inc. Press Release dated August 3, 2011 announcing financial results for the quarter ended June 30, 2011.

99.2	NCI, Inc. Press Release dated August 3, 2011 announcing executive leadership changes

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.
Date: August 3, 2011	By:	/s/ Brian J. Clark
Brian J. Clark
Executive Vice President, Chief Financial Officer and Treasurer